Exhibit 10.17

SECOND AMENDMENT TO LEASE

(High Bluff Ridge)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of December 8, 2011 the “Effective Date”), by and between PRII HIGH BLUFFS LLC, a Delaware limited liability company, and COLLINS CORPORATE CENTER PARTNERS, LLC, a Delaware limited liability company, as tenants in common (“Landlord”), and CADENCE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Prentiss/Collins Del Mar Heights LLC, a California limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of May 12, 2006, as amended by that certain Amendment to Lease dated September 29, 2006 (as amended, the “Lease”). Landlord has succeeded to the interest of Original Landlord under the Lease. Pursuant to, and as more particularly described in, the Lease, Landlord leases to Tenant certain space in a building located at 12481 High Bluff Drive, San Diego, California (the “Building”), which space consists of approximately 23,494 rentable (22,405 usable) square feet, located on the second (2nd) floor of the Building and known as Suite 200 (the “Premises”), all as more particularly described in the Lease.

B. Landlord and Tenant now desire to amend the Lease to, among other things, reduce the Premises subject to the Lease and extend the Term.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings set forth for such terms in the Lease.

2. Extension of Term. The Term is hereby extended for a fifteen (15) month period commencing on October 1, 2012 and expiring on December 31, 2013.

3. Partial Termination of Lease. On September 30, 2012 (the “Partial Termination Date”), the Lease, as amended hereby, shall terminate with respect to approximately 6,890 rentable square feet of the Premises (the “Give Back Space”), which Give Back Space is more particularly described as the “Give Back Space” on Exhibit A attached hereto. On the Partial Termination Date, (a) Tenant shall surrender the Give Back Space to Landlord in the condition required under the terms of the Lease, as amended hereby (i.e., upon expiration or termination of the Lease), (b) the Lease, as amended hereby, shall terminate with respect to the Give Back Space and (c) the parties hereto shall have no further rights or obligations with respect to the Give Back Space other than those rights and obligations which survive the expiration or termination of the Lease, as amended hereby. From and after the Partial Termination Date all references in the Lease, as amended hereby, to the “Premises” shall be deemed to be references to approximately 16,604, rentable square feet of the Premises (the “Renewal Space”), which Renewal Space is more particularly described as the “Renewal Space” on Exhibit A attached hereto.

4. Monthly Basic Rent. Notwithstanding anything to the contrary in the Lease, commencing April 1, 2012, Monthly Basic Rent is as follows:

Period	Monthly Basic Rent	Approximate Monthly Basic Rent Per Rentable Square Foot
04/01/12 – 09/30/12	$90,451.90	$3.85
10/01/12 – 12/31/13	$63,925.40	$3.85

5. Parking. With respect to the period from and after the Partial Termination Date, Section 1.16 of the Lease is amended and restated in its entirety to read as follows:

“1.16 Parking: A total of sixty-six (66) parking privileges at the 12481 Building, which shall be comprised of (i) a minimum of forty-eight (48) unreserved, uncovered parking privileges at no additional cost to the Tenant, and (ii) a maximum of eighteen (18) reserved, covered parking privileges at an additional cost to Tenant of $100 per stall per month. All such parking privileges shall be subject to the provisions set forth in Section 6.2 of this Lease.”

6. Tenant’s Percentage. With respect to the period from and after the Partial Termination Date, the defined term, “Tenant’s Percentage” shall mean 10.51%.

7. No Extension Option. Section 37 of the Lease is deleted in its entirety. Tenant has no right to extend the Term.

8. Condition of Premises. Tenant hereby agrees to accept the Premises in their “as-is” condition, and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any work or services related to the maintenance, repair or improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of all or any portion of the Premises.

9. Anti-Terrorism Representations.

9.1 Tenant is not, and shall not during the Term become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

9.2 To the best of its knowledge, Tenant represents and warrants to Landlord that it is not currently engaged in any transactions or dealings, or otherwise associated with, any

Prohibited Persons in connection with the use or occupancy of the Premises or the Project. Tenant covenants that it will not, during the Term knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Project.

9.3 Tenant acknowledges and agrees that as a condition to the effectiveness of an assignment of, or sublease under, the Lease, as amended hereby, and to the requirement or effectiveness of any consent to assignment or sublease by Landlord, Tenant shall cause the assignee or sublessee to make, on behalf of such assignee or sublessee for the benefit of Landlord, the representations set forth in Section 36 of the Lease and this Section 9, and it shall be reasonable for Landlord to refuse to consent to an assignment of, or sublease under, the Lease, as amended by this Amendment, in the absence of such representations by any such assignee or sublessee.

10. Miscellaneous.

(a) Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

(b) Counterparts. This Amendment may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

(c) Brokers. Tenant represents and warrants that it has been represented by Studley, Inc. (Tenant’s Broker”) in connection with this Amendment. If the transactions contemplated by this Amendment are consummated, subject to the terms of Landlord’s separate agreement with Tenant’s Broker, Landlord shall pay Tenant’s Broker a commission. Except as described herein, Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary, including, without limitation, any commissions or fees in connection with the ROFO or the Option. Tenant represents and warrants to the other, that no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Amendment on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Amendment as a result of its actions or inactions. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. The Section 10 shall survive the expiration or earlier termination of the Lease, as amended by this Amendment.

(d) Defaults. Tenant hereby represents and warrants to Landlord that each of Landlord and Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a breach or default under the Lease by either Landlord or Tenant.

(e) Authority. Each individual executing this Amendment for the Tenant represents that he or she is duly authorized to execute and deliver this Amendment for the Tenant and the Amendment is binding upon the Tenant, its successors and assigns in accordance with its terms.

(f) Reaffirmation of Obligations. Landlord and Tenant each hereby acknowledges and reaffirms all of its obligations under the Lease, as such Lease has been amended by this Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this Amendment. Except as expressly provided herein, the Lease remains unmodified and in full force and effect. The Lease shall remain in full force and effect and binding upon the parties hereto except as otherwise addressed herein. Any breach of this Amendment, including any exhibit hereto, shall constitute a breach and default under the Lease.

(g) Miscellaneous. Time is of the essence in this Amendment and the Lease and each and all of their respective provisions. The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto. If any provisions of this Amendment or the Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease or this Amendment and all such other provisions shall remain in full force and effect. If there is any inconsistency between the provisions of this Amendment and the other provisions of the Lease, the provisions of this Amendment shall control with respect to the subject matter of this Amendment. This Amendment constitutes a part of the Lease.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

LANDLORD:

PRII HIGH BLUFFS LLC, a Delaware limited liability company,

as Owner Agent

By:	The Prudential Insurance Company of America, an insurance company organized under the laws of the State of New Jersey, acting solely on behalf of, and for the benefit of, and with its liability limited to the assets of, its insurance company separate account PRISA II, its Sole Member

By:	/s/ Justin C. Chapman
Name:	Justin C. Chapman
Title:	Vice President

TENANT:

CADENCE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ William R. LaRue
Name:	William R. LaRue
Title:	SVP, Chief Financial Officer

By:	/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder
Title:	President and Chief Executive Officer

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